Mail Stop 3561

								August 12, 2005

 BY U.S. Mail and Facsimile [ 00331-64-74-5914 ]

 Mr. Jeffrey R. Speed
   Chief Financial Officer
 EURO DISNEY S.C.A.
Immeubles Administratifs
Route Nationale 34
77144 Chessy  France

 	Re:	Euro Disney S.C.A.
 		Form 20-F for Fiscal Year Ended September 30, 2004
 		File No. 33-79548

Dear Mr. Speed:

	We have completed our review of your Form 20-F and have no further comments at this time.

      Sincerely,



								David R. Humphrey
								Accounting Branch Chief
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